Exhibit 4.16

(Multicurrency-Cross Border)

SCHEDULE

to the

Master Agreement

dated as of May 10, 2005

between

LEHMAN BROTHERS SPECIAL FINANCING INC. (“Party A”),

a corporation organized under the laws of

the State of Delaware

and

ACCREDITED HOME LENDERS, INC. (“Party B”),

a corporation organized under the laws of

Delaware

Part 1: Termination Provisions

In this Agreement:

(a)	“Specified Entity” means:

in relation to Party A for the purpose of:

Section 5(a)(v),	Not applicable.
Section 5(a)(vi),	Not applicable.
Section 5(a)(vii),	Not applicable.
Section 5(b)(iv),	Not applicable.

and in relation to Party B for the purpose of:

Section 5(a)(v),	All Affiliates.
Section 5(a)(vi),	All Affiliates.
Section 5(a)(vii),	All Affiliates.
Section 5(b)(iv),	All Affiliates.

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement and shall also include any repurchase transactions, reverse repurchase transactions, buy/sellback transactions and securities lending transactions and any other related OTC transactions now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider or Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider or Specified Entity of such party).

(c)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will apply to Party B.

The following provisions apply:

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement.

“Threshold Amount” means the lesser of (i) USD 10 million or (ii) two percent (2%) of the Stockholders’ Equity of Party B, in the case of Party B (or its equivalent in any other currency).

For purposes hereof, “Stockholders’ Equity” means with respect to an entity, at any time, the sum at such time of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles consistently applied at most recent quarter end.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement, Loss and the Second Method will apply.

(g)	“Termination Currency” means United States Dollars (“USD”).

(h)	Additional Termination Events will apply. Each of the following shall constitute an Additional Termination Event with respect to which Party B shall be the sole Affected Party:

(i)	Financial Covenants. AHLHC shall fail to maintain:

(A)	at any time, a minimum Adjusted Tangible Net Worth of at least the sum of (1) $125,000,000 plus (2) 50% of the Net Income of AHLHC for each fiscal quarter in any fiscal year commencing with the fiscal quarter ending on September 30, 2003, through the applicable date of determination,

(B)	as of the last business day of each fiscal quarter, an Interest Coverage Ratio of at least 1.10:1.0,

(C)	at any time, a ratio of Non-Warehouse Debt to Adjusted Tangible Net Worth that is less than or equal to 2.0:1.0,

(D)	as of the last business day of any month, Unrestricted Cash And Cash Equivalents and available borrowing capacity of at least $20,000,000, which continues uncured for five (5) business days, or

(E)	at any time, a ratio of Recourse Debt to Tangible Net Worth Ratio that is less than or equal to 17.0:1.0.

(ii)	Net Earnings. AHLHC shall report net earnings for any six rolling calendar months of less than $1.00 on a consolidated basis in accordance with GAAP.

(iii)	Workout Agreement Default. An “Event of Default” (as such term is defined in the Workout Agreement) occurs and is continuing.

(iv)	Computer Systems Modification. Within 90 days of the date hereof, Party B shall modify or upgrade its computer systems such that the Seller and the Servicer’s computer records shall be able to recognize and track the Initial Purchase Price and the Outstanding Purchase Price of Mortgage Loans for which the Swap Counterparty disputes the Initial Purchase Price in accordance with Section 2.2 of the Mortgage Loan Purchase and Servicing Agreement.

(v)	Change of Control. A Designated Event (as defined below) occurs with respect to Party B. A “Designated Event” means that:

(A)	Party B or AHLHC dissolves, merges or consolidates with another entity (unless (1) it is the surviving party or (2) the entity into which it merges has equity and a market value of at least that of Party B or AHLHC immediately prior to such merger and such entity expressly assumes the obligations of the Party B at the time of such merger), or sells, transfers, or otherwise disposes of a material portion of its business or assets, other than sales, transfers or dispositions of mortgage loans in the ordinary course of Party B’s or AHLHC’s business;

(B)	any Person or entity or any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons and/or entities, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or more transactions, of securities of Party B (or other securities convertible into such securities) representing more than 50% of the combined voting power of all securities of Party B entitled to vote in the election of directors (other than a Person or entity owning such securities on the date of this Agreement); or

(C)	Party B shall cease to be a wholly-owned subsidiary of AHLHC.

(vi)	Material Adverse Change. Party B has experienced or is experiencing a material adverse change, determined by Party A in Party A’s sole discretion, in its business, assets, or operations or financial condition. For the purpose of the foregoing Termination Event, Party B shall be the Affected Party.

Capitalized terms used in this Part 1(h) shall have the meanings set forth below:

“Adjusted Tangible Net Worth” means, at any date, all amounts that would, in conformity with GAAP, constitute stockholder’s equity included on the consolidated balance sheet of AHLHC plus any preferred stock not already included in the calculation of stockholders equity plus any indebtedness of AHLHC which is convertible into equity or otherwise fully subordinated to the obligations of Party B under the facility minus any intangibles (excluding mortgage-related securities and mortgage servicing rights), goodwill and deferred charges as defined under GAAP.

“AHLHC” means Accredited Home Lenders Holding Co. and its Subsidiaries on a consolidated basis.

“Consolidated Debt” means, at any time, the aggregate principal amount of Indebtedness of AHLHC outstanding at such time as reflected on the consolidated balance sheet of AHLHC, prepared in accordance with GAAP.

“EBITDA” means, for any period, Net Income for such period on a consolidated basis, plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other noncash charges, and minus, to the extent included in the statement of such Net Income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any other noncash income (other than any income represented by a receivable that in the ordinary course would be expected to be paid in cash), all as determined on a consolidated basis.

“Indebtedness of AHLHC” means AHLHC’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property (whether real or personal, tangible or intangible) or services (other than accounts payable arising in the ordinary course of AHLHC’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by AHLHC, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) capitalized lease obligations, (f) rate hedging obligations, (g) contingent obligations of any type which are reportable on AHLHC’s balance sheet in accordance with GAAP, (h) obligations for which AHLHC is obligated pursuant to or in respect of a letter of credit or similar instrument and (i) repurchase obligations or liabilities of Party B with respect to accounts or notes receivable and chattel paper sold by AHLHC.

“Interest Coverage Ratio” means, for any applicable computation period, the ratio of (a) EBITDA to (b) Interest Expense.

“Interest Expense” means, for any applicable computation period, all interest paid or accrued during such period by AHLHC on a consolidated basis, determined in accordance with GAAP.

“Net Income” means, for any period, the consolidated net income (or loss) for such period, determined on a consolidated basis in accordance with GAAP.

“Non-Warehouse Debt” means, at any time, Consolidated Debt minus Warehouse Debt.

“Recourse Debt to Adjusted Tangible Net Worth Ratio” means, at any time, the ratio of (a) Consolidated Debt minus the liabilities related to securitizations which are accounted for as financings under Financial Accounting Standards Board (FASB) Rule 140 to (b) Adjusted Tangible Net Worth.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and (b) the aggregate amount of unrestricted cash equivalents (valued at the fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any liens or claims of any kind in favor of any Person.

“Warehouse Debt” shall mean Indebtedness of AHLHC, whether or not it is recourse, that is secured or otherwise backed by Party B’s mortgage loans, mortgage-backed securities or other mortgage assets, and that is used generally by Party B to provide it with financing or liquidity for the origination or acquisition by it of mortgage loans, mortgage-backed securities or other mortgage assets in Party B’s ordinary course of business.

“Workout Agreement” means the Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of January 30, 2004, between Lehman Brothers Bank and Party B, dated as of the date hereof, as amended from time to time.

(i)	Additional Event of Default. An “Event of Default” with respect to which Party B shall be the Defaulting Party under and as defined in the ISDA Master Agreement, dated as of the date hereof, between Calyon New York Branch and Party B (as amended from time to time) shall constitute an Event of Default hereunder with respect to Party B as the sole Defaulting Party.

Part 2: Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction(s) of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i)	Party A represents that it is a corporation duly organized and validly existing under the laws of the State of Delaware.

(ii)	Party B represents that it is a corporation duly organized and validly existing under the laws the State of California and its federal taxpayer identification number is 33-0426859.

Part 3: Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Party A and Party B will deliver forms and/or documents described in Section 4(a)(iii) of this Agreement upon reasonable demand by the other party.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)

Party A and Party B	Incumbency certificate or other evidence reasonably satisfactory to the other party of the authority and genuine signature of the individual signing the Agreement and any Credit Support Document on behalf of such party to execute the same.	Upon execution of this Agreement.	Yes

Party A and Party B	Evidence reasonably satisfactory to the other party of the authority of such party and its Credit Support Provider to enter into the Agreement, any Credit Support Document and each Transaction entered into hereunder.	Upon execution of this Agreement.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)

Party A and Party B	A copy of the annual report (i) in the case of Party A, of its Credit Support Provider and (ii) in the case of Party B, AHLHC, containing audited consolidated financial statements for such fiscal year certified by independent public accountants and prepared in accordance with generally accepted accounting principles consistently applied.	As soon as available and in any event within 90 days of the end of each fiscal year of AHLHC.	Yes

Party A and Party B	For its most recent fiscal quarter, a copy of the unaudited financial statements of (i) in the case of Party A, its Credit Support Provider and (ii) in the case of Party B, AHLHC, prepared in accordance with generally accepted accounting principles consistently applied.	As soon as available and in any event within 60 days of the end of each fiscal quarter of AHLHC.	Yes

Party A and Party B	Any Credit Support Document(s) specified in Part 4 of this Schedule.	Upon execution of this Agreement.	No

Party A and Party B	An opinion of counsel to Party A and Party B substantially in the form of Exhibit B to this Schedule.	Upon execution of this Agreement.	No

Party B	All notices, reports, documents, certificates information, statements or instructions required to be delivered to Reference Party A (as defined in the Confirmation) under any Program Documents and such other documents as Party A may reasonable request from time to time.	Upon request.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)

Party B	A certificate of an authorized financial officer of Party B certifying that no Additional Termination Event has occurred and the calculations of the financial covenants set forth in Part 1(h)(i) of this Schedule for said period and the methodology used in computing said financial covenants, in form and detail satisfactory to Party A.	Within 30 days after the end of each calendar quarter.	Yes

Part 4: Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	Lehman Brothers Special Financing Inc.
c/o Lehman Brothers Inc.
Transaction Management
745 Seventh Avenue, 28th Floor

New York, NY 10019

Attention:	Donald Kutch
Telephone No.:	(212) 526-5810
Facsimile No.:	(646) 758-1964

For all purposes.

Address for notices or communications to Party B:

Address:	Accredited Home Lenders, Inc.
15090 Avenue of Science,
San Diego, California 92128

Attention:	Katy Hudson
Telephone No.:	858-676-2177
Facsimile No.:	866-278-5876

For all purposes.

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:	Not applicable.
Party B appoints as its Process Agent:	Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.

(f)	Credit Support Document. Details of any Credit Support Document, each of which is incorporated by reference in, constitutes part of, and is in connection with, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:

In the case of Party A:

Guarantee of Party A’s obligations hereunder in the form annexed hereto as Exhibit A to this Schedule.

In the case of Party B:

Credit Support Annex annexed hereto which supplements, forms part of, and is subject to, this Agreement and the guaranty issued by Party B’s Credit Support Provider.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A:	Lehman Brothers Holdings Inc.
Credit Support Provider means in relation to Party B:	Accredited Home Lenders Co.

(h)	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply to any Transactions.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement, provided, however, that with respect to Party A, such definition shall be understood to exclude Lehman Brothers Derivative Products Inc. and Lehman Brothers Financial Products Inc.

(k)	Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”; and (ii) deleting the final paragraph thereof.

Part 5: Other Provisions

(a)	Representations. Section 3 of this Agreement is hereby amended by adding the following additional subsections:

“(g)	No Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(h)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(i)	Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(j)	No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

(k)	Eligible Contract Participant. It is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act.”

(b)	Set-off. Section 6 of this Agreement is hereby amended by adding the following new subsection 6(f):

(f)	Set-off.

(i)	In addition to any rights of set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default or an Additional Termination Event and the designation of an Early Termination Date pursuant to Section 6 of the Agreement with respect to a party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (and to any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (and of any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation).

(ii)	If the amount of an obligation is unascertained, Y may in good faith estimate that amount and set-off in respect of the estimate, subject to the relevant party accounting to the other when the amount of the obligation is ascertained.

(iii)	This clause (f) shall not constitute a mortgage, charge, lien or other security interest upon any of the property or assets of either party to this Agreement.

(c)	Transfer. Notwithstanding anything to the contrary in Section 7 of this Agreement, Party A may assign its rights and obligations under this Agreement, in whole and not in part, to any Affiliate of Holdings effective upon delivery to Party B of the guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate, such guarantee to be otherwise identical to the guarantee then in effect of the obligations of the transferor at the sole expense of Party A.

(d)	Notices. For the purposes of subsections (iii) and (v) of Section 12(a), the date of receipt shall be presumed to be the date sent if sent on a Local Business Day or, if not sent on a Local Business Day, the date of receipt shall be presumed to be the first Local Business Day following the date sent.

(e)	Service of Process. The penultimate sentence of Section 13(c) shall be amended by adding the following language at the end thereof: “if permitted in the jurisdiction where the proceedings are initiated and in the jurisdiction where service is to be made.”

(f)	Waiver of Trial By Jury. Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with this Agreement or any Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into this Agreement and each Transaction hereunder.

(g)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

(h)	Confirmation. Party A and Party B each agrees and acknowledges that the only Transaction that is or will be governed by this Agreement is the Transactions evidenced by the one Confirmation dated on the date hereof (it being understood that, in the event such Confirmation shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation).

(i)	Severability. Except as otherwise provided in Sections 5(b)(i) or 5(b)(ii) of the Agreement in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits and expectations of the parties to this Agreement. The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(j)	Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement and that any such recordings may be submitted in evidence in any Proceedings relating to this Agreement.

The parties executing this Schedule have executed the Master Agreement and have agreed as to the contents of this Schedule.

LEHMAN BROTHERS SPECIAL FINANCING INC. (Name of Party)		ACCREDITED HOME LENDERS, INC. (Name of Party)

By:	/s/ Fred Madonna	By:	/s/ Melissa G. Dant
Name:	Fred Madonna	Name:	Melissa G. Dant
Title:		Title:	Senior Secondary Markets Counsel, AVP & Ass’t Sec’y

EXHIBIT A to Schedule

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS SPECIAL FINANCING INC. (“Party A”) and ACCREDITED HOME LENDERS, INC. (“Party B”) have entered into a Master Agreement dated as of May 10, 2005 (the “Master Agreement”), pursuant to which Party A and Party B have entered and/or anticipate entering into one or more transactions (each a “Transaction”), the Confirmation of each of which supplements, forms part of, and will be read and construed as one with, the Master Agreement (collectively referred to as the “Agreement”). This Guarantee is a Credit Support Document as contemplated in the Agreement. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”), hereby agrees to the following:

(a) Guarantor hereby unconditionally guarantees to Party B the due and punctual payment of all amounts payable by Party A under each Transaction when and as Party A’s obligations thereunder shall become due and payable in accordance with the terms of the Agreement. In case of the failure of Party A to pay punctually any such amounts, Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

(b) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection.

(c) Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A’s obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into additional Transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which is waived) provided, however, that Guarantor shall be entitled to exercise any right that Party A could have exercised under the Agreement to cure any default in respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment in respect of any Event of Default or Potential Event of Default in respect of Party B or any Affiliate, but only to the extent such right is provided to Party A under the Agreement. The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more Transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such Transaction by Party A and Party B extend to all such Transactions without the taking of further action by the Guarantor.

(d) This Guarantee shall remain in full force and effect until such time as Party B shall receive written notice of termination. Termination of this Guarantee shall not affect Guarantor’s liability hereunder as to obligations incurred or arising out of Transactions entered into prior to the termination hereof.

(e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B upon an Event of Default as set forth in Section 5(a)(vii) of the Master Agreement affecting Party A or Guarantor.

(f) Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

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This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. All capitalized terms not defined in this Guarantee, but defined in the Agreement, shall have the meanings assigned thereto in the Agreement.

Any notice hereunder will be sufficiently given if given in accordance with the provisions for notices under the Agreement and will be effective as set forth therein. All notices hereunder shall be delivered to Lehman Brothers Holdings Inc., Attention: Corporate Counsel, 399 Park Avenue, 11th Floor, New York, NY 10022 USA (Facsimile No. (212) 526-0339) with a copy to Lehman Brothers Special Financing Inc., Attention: Transaction Management, 745 Seventh Avenue, 28th Floor, New York, NY 10019 USA.

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IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized officer as of the date of the Agreement.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:	Thomas J. O’Hara
Title:	Senior Vice President
Date:

EXHIBIT B to Schedule

[Form of Opinion of Counsel]

[Date]

[Other Counterparty]

Ladies and Gentlemen:

I have acted as counsel to [counterparty], a [                    ] corporation (“Party [A][B]”), and am familiar with matters pertaining to the execution and delivery of the Master Agreement (the “Master Agreement”) dated as of [date] between Accredited Home Lenders, Inc. (“Party B”) and Lehman Brothers Special Financing Inc. (“Party A”).

In connection with this opinion, I have examined, or have had examined on my behalf, an executed copy of the Master Agreement, certificates and statements of public officials and officers of Party B and such other agreements, instruments, documents and records as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing but subject to the assumptions, exceptions, qualifications and limitations hereinafter expressed, I am of the opinion that:

1.	Party B is a corporation duly incorporated, validly existing and in good standing under the laws of [ ].

2.	The execution, delivery and performance of the Master Agreement, by or on behalf of Party B, are within its corporate power, have been duly authorized by all corporate action and do not conflict with any provision of its certificate of incorporation or by-laws.

3.	The Master Agreement has been duly executed and delivered by Party B and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.	To the best of my knowledge no consent, authorization, license or approval of or registration or declaration with, any governmental authority is required in connection with the execution, delivery and performance of the Master Agreement by Party [A][B].

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. My opinion in paragraph 3 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent or other similar transfers), (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, (iii) the equitable discretion of the court before which any proceeding therefor may be brought, (iv) the application of judicial decisions involving statutes or principles of equity which have held that certain covenants and other provisions of agreements, including those providing for the acceleration of obligations upon the occurrence of events therein described, are unenforceable in circumstances where it can be demonstrated that the enforcement of such provisions is not reasonably necessary for the protection of the party invoking the right to accelerate, (v) such requirements of good

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faith, fair dealing and commercial reasonableness as may be imposed by the law of the State of New York on the exercise by a party of its contractual rights and remedies, (vi) possible judicial application of foreign laws or foreign government actions affecting creditors’ rights, and (v) the validity, binding effect or enforceability, under certain circumstances, of contractual provisions with respect to indemnification or waiving defenses to obligations where such indemnification or such waivers are against public policy.

B. I am qualified to practice law in [            ] and render no opinion on the laws of any jurisdiction other than the laws of [            ].

C. My opinions are limited to the present laws and to the facts as they presently exist. I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions referred to in paragraph B above be changed by legislative action, judicial decision or otherwise.

D. This letter is rendered to you in connection with the Master Agreement [and the Guarantee] and the transactions related thereto and may not be relied upon by any other person or by you in any other context or for any other purpose. This letter may not be quoted in whole or in part, nor may copies thereof be furnished or delivered to any other person, without the prior written consent of Party B, except that you may furnish copies hereof (i) to your independent auditors and attorneys, (ii) to any state or local authority having jurisdiction over you or over Party [A][B], (iii) pursuant to the order of any legal process of any court of competent jurisdiction or any governmental agency, and (iv) in connection with any legal action arising out of the Master Agreement.

E. I have assumed with your permission (i) the genuineness of all signatures by each party other than Party B, (ii) the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies, and (iii) the due execution and delivery, pursuant to due authorization, of the Master Agreement by each party other than Party B.

F. I have also assumed for the purpose of this opinion that the Master Agreement constitute the legal valid and binding obligation of Party [A][B] in accordance with New York law by which is governed.

G. I express no opinion as to the prohibition on transfers in Section 7(a) of the Master Agreement Terms in any case in which its operation would conflict with Section 9-406 or Section 9-408 of the Uniform Commercial Code as in effect in the State of New York.

Very truly yours,

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